Exhibit 1.1

(Translation)

ARTICLES OF INCORPORATION OF NIDEC CORPORATION

Chapter 1. General Provisions

(Trade Name)

Article 1.

1)	The Company shall be called NIPPON DENSAN KABUSHIKI KAISHA.
2)	The Company shall be called NIDEC CORPORATION in English.

(Objects)

Article 2. The Objects of the Company shall be to engage in the following businesses:

(1)	Manufacture and sales of electric equipment, electric machines, electric devices and others
(2)	Manufacture and sales of electronic equipment, various electronic components and others
(3)	Manufacture and sales of precision equipment, precision machines, related components and others
(4)	Manufacture and sales of optical equipment, optical machines, related components and others
(5)	Manufacture and sales of industrial equipment, industrial robots and others
(6)	Manufacture and sales of measuring equipment, control equipment, precision measuring equipment and others
(7)	Manufacture and sales of forge rolling machines, precision press products, dies and others
(8)	Manufacture and sales of components and others for cars and other transport equipment
(9)	Manufacture and sales of office equipment, communication machines/devices and others
(10)	Manufacture and sales of medical equipment, medical machines/devices and others
(11)	Manufacture and sales of production/assembly machines and others of semiconductors, integrated circuits, boards and micro circuits
(12)	Manufacture and sales of various sensors, their applied products and others
(13)	Manufacture and sales of other machines, equipment and components
(14)	Development, sales and maintenance service of software and other information equipment
(15)	Development, manufacture, sales and maintenance service of various visual and communication systems and others
(16)	Agent business for damage insurance and life insurance policy business
(17)	Sales/purchase, lease, brokering and management business of movable property and real estate
(18)	Sales of books, educational materials and office supplies
(19)	Travel agent business and advertising business
(20)	Any business accompanying or related to items mentioned above

(Location of head office)

Article 3. The Company shall have its head office in Kyoto.

(Establishment of bodies)

Article 4. The Company shall have a board of directors, audit and supervisory board members, an audit and supervisory board, and accounting auditors.

(Method of giving public notice)

Article 5. Method of publication by the Company shall be by electronic publication. Provided, however, in case of an accident or other inevitable cause that prevents the electronic publication, the publication shall be made in Nihon Keizai Shimbun.

Chapter 2. Shares

(Total number of shares that can be issued)

Article 6. Total number of shares that can be issued shall be 480 million shares.

(Unit amount of shares)

Article 7. The number of shares to constitute a unit of shares of the Company shall be 100.

(Administrator of Register of Shareholders)

Article 8. The Company shall have an administrator of a register of shareholders.

(Share Handling Regulations)

Article 9. Handling of the shares of the Company shall be governed by the Share Handling Regulations to be established by the Board of Directors.

(Right of a shareholder with less than one unit)

Article 10. A shareholder with less than a unit may not exercise any right other than any of the following rights:

1.	A right that may not be limited by the Articles of Incorporation under Article 189.2 of the Company Law; or
2.	A right to delivery of shares upon allotment to shareholders and allotment of future delivery of new shares subject to invitation of application.

Chapter 3. General Meeting of Shareholders

(Date to determine entitled shareholders)

Article 11. The shareholders entitled to exercise their rights at an Ordinary General Meeting of Shareholders shall be the final shareholders appearing or being recorded in the Register of Shareholders as of March 31 every year.

(Convening)

Article 12. The ordinary general meeting of shareholders of the Company shall be convened in June in each year.

(Person to convene meeting and chairman of meeting)

Article 13.

1)	Unless otherwise provided in laws, a general meeting of shareholders shall be convened by the President, who shall act as chairman of such meeting.
2)	If the President is unable to act, another Director shall act in his place as provided by the Board of Directors.

(Method of adopting resolution)

Article 14.

1)	Unless otherwise provided in laws, ordinances, or these Articles of Incorporation, resolutions of a general meeting of shareholders shall be adopted by a majority of the votes of the shareholders present.
2)	The resolution under Article 309, Clause 2 of the Company Law is made subject to attendance of more than one third of the shareholders who may exercise their voting rights and is made by the majority of more than two third of the exercised voting right.

(Disclosure of Reference Documents, etc. on Internet)

Article 15. The Company may disclose on Internet any information on matters to be specified or recorded on reference documents, accounting documents, consolidated accounting documents, and business reports in accordance with the order of the Ministry of Justice.

(Exercise of voting rights by proxy)

Article 16. Shareholders may exercise their voting rights by delegating the power to other shareholders who is entitled to vote, provided that the shareholder or the proxy shall present, at each general meeting of shareholders, the Company with a letter entitling them to vote.

Chapter 4. Directors and Board of Directors

(Number of Directors)

Article 17. The Company shall have not more than 20 Directors.

(Election of Directors)

Article 18.

1)	Directors shall be elected at a general meeting of shareholders. For the election of Directors, the presence of the holders of shares representing one-third or more of the voting rights of all the shareholders shall be required and the majority thereof shall be needed.
2)	For the election of Directors, no cumulative voting shall be used.

(Term of office of Directors)

Article 19.

1)	The term of office of Directors shall expire at the close of the ordinary general meeting of shareholders for the business year to terminate within one year after their appointment.
2)	The term of office of Directors elected to increase their number or to fill vacancies shall be the same with the unexpired balance of the term of office of the other Directors currently in office.

(Representative Directors and Directors with specific titles)

Article 20.

1)	The Board of Directors shall appoint Representative Directors from among the directors.
2)	By resolution of the Board of Directors, the Company may appoint one board Chairman, one board Vice Chairman, one President and one or more Executive Vice Presidents, Senior Managing Directors and Managing Directors.

(Person to convene the Board of Directors and chairman of meeting)

Article 21.

1)	Unless otherwise provided in laws, the Board of Directors shall be convened by the President who shall be chairman of the meeting.
2)	If the President is unable to act, another Director shall act in his place as provided by the Board of Directors.

(Notice of meeting of the Board of Directors)

Article 22. Notice for convening a meeting of the Board of Directors shall be dispatched to each Director and each Audit and Supervisory Board Member three days prior to the date of the meeting; provided, however, that such period of notice may be shortened in case of urgency.

(Resolution of the a Meeting of the Board of Directors)

Article 23.

1)	For resolution of the Board of Directors, the presence of a majority of Directors who may join the deliberation of such matter shall be required. And the resolution thereof shall be adopted by a majority of Directors present.
2)	If a director proposes any matter subject to resolution by the Board of Directors, the matter shall be deemed as resolved and approved by the Board of Directors if all of the directors who can participate in the resolution consent by written or electro-magnetic record and any of the Audit and Supervisory Board Members shall not raise an objection.

Chapter 5. Audit and Supervisory Board Members and Audit and Supervisory Board

(Number of Audit and Supervisory Board Members)

Article 24. The Company shall have not more than five Audit and Supervisory Board Members.

(Election of Audit and Supervisory Board Members)

Article 25. Audit and Supervisory Board Members shall be elected upon attendance of one third or more of shareholders who may exercise their voting rights at a general meeting of shareholders and the majority thereof shall be needed.

(Term of office of Audit and Supervisory Board Members)

Article 26.

1)	The term of office of Audit and Supervisory Board Members shall expire at the close of the ordinary general meeting of shareholders for a business year last to occur within four years after their appointment.
2)	The term of office of Audit and Supervisory Board Members elected to fill vacancies shall be the same with the unexpired balance of the term of the retired Audit and Supervisory Board Members.

(Full-time Audit and Supervisory Board Members)

Article 27. The Audit and Supervisory Board Members shall appoint a full time Audit and Supervisory Board Member or Audit and Supervisory Board Members from among their members.

(Notice of meeting of the Audit and Supervisory Board)

Article 28. Notice for convening a meeting of the Audit and Supervisory Board shall be dispatched to each Audit and Supervisory Board Member three days prior to the date of the meeting; provided, however, that such period of notice may be shortened in case of urgency.

(Resolution of the Audit and Supervisory Board)

Article 29. Unless otherwise provided in laws, for resolutions of the Audit and Supervisory Board, a majority of Audit and Supervisory Board Members shall be required.

Chapter 6. Release from Liabilities of Outside Directors and Audit and Supervisory Board Members

(Release in part of Compensation of Damage)

Article 30. The Company may execute with an outside Director(s) and Audit and Supervisory Board Member(s) an agreement on liability of compensation of damage to the Company. Provided, however, that the maximum limit of the compensation shall be 8 million Yen or more, or the amount fixed by the law, whichever higher.

Chapter 7. Accounts

(Business year)

Article 31. The business year of the Company shall begin on April 1 in each year and end on March 31 in the following year.

(Body to determine distribution of surplus)

Article 32. The Company may distribute surplus and execute other matters stipulated in the items of Article 459-1 of the Company Law of Japan upon resolution of the Board of Directors in accordance with the laws and regulations.

(Date to determine the distribution of dividend)

Article 33. Dividend of profit at the end of the year may be distributed to the shareholders or registered pledgees appearing or being registered in the Register of Shareholders as of March 31 in each year, and interim dividend as of September 30 every year.

(Period of limitations)

Article 34. The Company shall be relieved of the obligation to pay any dividend of profit at the end of the year or interim dividend upon expiration of three years from the day on which such dividend became first due and payable. Further the Company shall not pay any interest on dividend of profit or interim dividend.